Exhibit 10.4

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

BY AND AMONG

AMEDISYS, INC.,

AMEDISYS HOLDING, L.L.C.

AND

T. A. BARFIELD, JR.

DATED AS OF DECEMBER 29, 2011

EFFECTIVE AS OF JANUARY 1, 2012

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 29th day of December, 2011, by and among Amedisys, Inc., a Delaware corporation having its headquarters at 5959 South Sherwood Forest Boulevard, Baton Rouge, Louisiana, 70816 (the “Company”), Amedisys Holding, L.L.C., a Louisiana limited liability company having its headquarters at 5959 South Sherwood Forest Boulevard, Baton Rouge, Louisiana 70816 (“Holding”), and T. A. Barfield, Jr., a person of the age of majority having an address at [Redacted] (“Employee”).

RECITALS

WHEREAS, the Company, Holding and Employee are parties to that certain Employment Agreement dated as of January 4, 2010, as amended by the First Amendment thereto dated January 3, 2011 (such Employment Agreement and Amendment, collectively, the “Prior Agreement”);

WHEREAS, Employee, the Company and Holding desire to amend and restate the Prior Agreement;

WHEREAS, effective as of January 1, 2012 (the “Effective Date”), the Company and Holding desire to continue to employ Employee as the Company’s Chief Development Officer, and Employee desires to accept such continued employment, pursuant to the terms and conditions of this Agreement, which is intended to amend and restate the Prior Agreement; and

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company, Holding and Employee (individually a “Party” and together the “Parties”) agree to be bound in accordance with the terms of this Agreement.

Section 1. Recitals. The above Recitals are incorporated herein by this reference.

Section 2. Definitions.

(a) The terms below are used in this Agreement, including the preamble and recitals, as so defined. As used herein, the following terms shall have the following meanings:

“AAA” shall have the meaning set forth in Section 15.

“Agreement” shall have the meaning set forth in the preamble above.

“Award” shall have the meaning set forth in Section 9(a).

“Award Gain” shall have the meaning set forth in Section 9(a).

“Base Salary” shall have the meaning set forth in Section 5.

“Board” shall mean the Board of Directors of the Company.

“Cause” shall have the meaning set forth in Section 8(b).

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1984.

“COBRA Period” shall have the meaning set forth in Section 8(c)(iv).

“Code” shall mean the United States Internal Revenue Code of 1986, as amended, or any successor provision of law, and the regulations promulgated thereunder.

“Company” shall have the meaning set forth in the preamble above.

“Confidential Information” shall have the meaning set forth in Section 10(c).

“Disability” shall have the meaning set forth in Section 8(a).

“Earliest Payment Date” shall mean (i) if the amount paid is subject to Section 409A of the Code and does not qualify for an exemption under Section 409A of the Code or regulations or other guidance promulgated thereunder, the fifty-second (52nd) day after Employee’s termination of employment and (ii) if the amount paid is not subject to Section 409A of the Code or qualifies for an exemption under Section 409A of the Code or regulations or other guidance promulgated thereunder, the earlier of the date in (i) above or the first date that Employee’s release of claims (as described in Section 8(e) becomes irrevocable.

“Effective Date” shall mean January 1, 2012.

“Employee” shall have the meaning set forth in the preamble above.

“Excise Tax” shall have the meaning set forth in Section 17(a).

“Fair Market Value” shall have the meaning set forth in Section 6.

“Forfeiture Event” shall have the meaning set forth in Section 9(a).

“409A Payment Date” shall have the meaning set forth in Section 8(f).

“Holding” shall have the meaning set forth in the preamble above.

“Net After-Tax Receipt” shall have the meaning set forth in Section 17(b).

“Party” shall have the meaning set forth in the Recitals above.

“Parties” shall have the meaning set forth in the Recitals above.

“Payments” shall have the meaning set forth in Section 17(a).

“Prior Agreement” shall have the meaning set forth in the Recitals above.

“Proceeding” shall have the meaning set forth in Section 16(a).

“Release Payment” shall have the meaning set forth in Section 8(c)(iii).

“Restricted Area” shall have the meaning set forth in Section 11(a).

“Restriction Period” shall have the meaning set forth in Section 11(b).

“Standstill” shall have the meaning set forth in Section 13.

“Subsidiary” shall have the meaning set forth in Section 10(d).

“Third Party” shall have the meaning set forth in Section 17(c).

“Term of Employment” shall have the meaning set forth in Section 3.

“Willful” shall have the meaning set forth in Section 8(b).

(b) References to “Sections,” “Subsections,” and “Attachments” shall be to Sections, Subsections and Attachments, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in Section 2(a) may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, “hereof,” “herein,” “hereto,” “hereunder” and the like mean and refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which the respective word appears; words importing gender include the other gender; references to “writing” include printing, typing lithography and other means of reproducing words in a tangible or visible form; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation;” references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement; references to Parties include their respective permitted successors and assigns; and all references to statutes and regulations shall include any amendments of same and any successor statutes and regulations.

Section 3. Term of Employment. The term of Employee’s employment under this Agreement (the “Term of Employment”) shall commence on the Effective Date and expire on December 31, 2012, unless terminated prior thereto in accordance with Section 8 herein. This Agreement shall not be automatically renewable and, unless mutually extended by the Parties by an agreement in writing, shall terminate upon the expiration of the Term of Employment.

Section 4. Title, Position, Duties and Responsibilities.

(a) Generally. Employee shall serve as Chief Development Officer of the Company. Employee shall have and perform such duties, responsibilities, and authorities as may be assigned to him by the Company’s Chief Executive Officer. Employee shall devote substantially all of his business time and attention (except for periods of vacation or absence due to illness and other activities permitted pursuant to Section 4(b)) and his best efforts, abilities, experience and talent to the position of Chief Development Officer and for the Company’s businesses. Employee shall report directly to the Chief Executive Officer of the Company.

(b) Other Activities. Anything herein to the contrary notwithstanding, nothing in this Agreement shall preclude Employee from (i) serving on the boards of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations after prior consultation with and approval of the Chief Executive Officer, (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs, provided that such activities do not materially interfere with the proper performance of his duties and responsibilities under this Agreement.

(c) Place of Employment. Employee’s principal place of employment shall be the corporate offices of the Company.

Section 5. Base Salary. Employee shall be paid an annualized salary, payable in accordance with the regular payroll practices of the Company, of not less than Three Hundred Thousand Dollars ($300,000) (“Base Salary”).

Section 6. Employee Incentive Compensation and Benefit Programs. While Employee remains employed by the Company:

(a) Employee’s bonus and incentive awards, if any, shall be determined by the Chief Executive Officer; and

(b) Employee shall be entitled to participate in such other compensation, pension and welfare benefit plans and programs of the Company as are made available to the Company’s employees, generally, as such plans or programs may be in effect from time to time, including, without limitation, deferral, health, medical, dental, long-term disability, travel accident and life insurance plans, subject to eligibility. The Company expressly retains the right to modify or terminate any such compensation, pension and welfare benefit plans and programs in its sole discretion. In no case shall Employee be awarded any options or stock appreciation rights with an exercise price less than 100% of Fair Market Value. For purposes of this Agreement, “Fair Market Value” shall be equal to the price of the Company’s stock on the date of grant of such award as determined pursuant to the related award. Employee acknowledges, understands and agrees that, per the terms of such plan, he shall not be entitled to participate in the “Amedisys Holding, L.L.C. Severance Plan for Senior Management Leaders” effective May 4, 2010, as the same may be amended from time to time (or any successor plan).

Section 7. Reimbursement of Business and Other Expenses. Employee is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse him for all such business expenses incurred in connection therewith, subject to documentation in accordance with the Company’s business expense reimbursement policies. All such reimbursements will be made in any event no later than the last day of Employee’s taxable year following the taxable year in which the expense was incurred. The expenses reimbursed by the Company during any taxable year of Employee will not affect the expenses reimbursed by the Company in another taxable year. Further, this right to reimbursement is not subject to liquidation or exchange for another benefit.

Section 8. Termination of Employment.

(a) Termination Due to Death or Disability. In the event Employee’s employment with the Company is terminated due to his death or Disability (as defined below), Employee, his estate or his beneficiaries, as the case may be, shall be entitled to, and his or their sole remedies under this Agreement shall be:

(i) Base Salary through the date of death or Disability, which shall be paid in a single lump sum not later than 15 days following Employee’s termination of employment as a result of death or Disability;

(ii) the balance of any incentive awards earned as of December 31 of the prior year (but not yet paid), which shall be paid in a single lump sum not later than 15 days following Employee’s termination of employment as a result of death or Disability;

(iii) the immediate vesting of all unvested equity awards held by Employee as of the date of death or Disability (performance-based awards shall vest at the “target” level); and

(iv) all other or additional benefits then due or earned in accordance with applicable plans and programs of the Company.

For purposes of this Agreement, the term “Disability” has the same meaning as provided in the long-term disability plan or policy maintained (or, if applicable, most recently maintained) by the Company or, if applicable, a Subsidiary (as defined below) or affiliate of the Company for Employee, whether or not Employee actually receives disability benefits under the plan or policy. If no long-term disability plan or policy was ever maintained on behalf of Employee, “Disability” means “Permanent and Total Disability” as defined in Section 22(e)(3) of the Code. In a dispute, the determination whether Employee has suffered a Disability will be made by the Board and may be supported by the advice of a physician competent in the area to which that Disability relates.

(b) Termination by the Company for Cause.

(i) “Cause” shall mean:

(A) Employee’s willful and material breach of Sections 10, 11 or 12 of this Agreement;

(B) Employee is convicted of, or enters a plea of nolo contendere to, a felony;

(C) Employee engages in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out his duties under this Agreement, willful violation of the Company’s code of conduct, or willfully fails to follow reasonable and lawful directives of the Board or the Chief Executive Officer which are consistent with this Agreement resulting, in either case, in material harm to the financial condition or reputation of the Company; or

(D) Employee engages in an act or series of acts constituting misconduct resulting in a misstatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement within the meaning of Section 304 of The Sarbanes Oxley Act of 2002.

For purposes of this Agreement, an act or failure to act on Employee’s part shall be considered “willful” if it was done or omitted to be done by him intentionally and not in good faith, and shall not include any act or failure to act resulting from any incapacity of Employee.

(ii) A termination for Cause shall not take effect until a determination by the Board that, in its judgment, grounds for termination of Employee for Cause exist.

(iii) In the event the Company terminates Employee’s employment for Cause, he shall be entitled to:

(A) Base Salary through the date of the termination of his employment for Cause, which shall be paid in a single lump sum at the time set out in Sections 8(f) and 8(g) if such provisions are applicable with respect to such payment, or, if such provisions are not applicable, not later than 15 days following Employee’s termination of employment;

(B) any incentive awards earned as of December 31 of the prior year (but not yet paid) and not subject to Section 409A of the Code, which shall be paid in a single lump sum not later than 15 days following Employee’s termination of employment; and

(C) other or additional benefits then due or earned in accordance with applicable plans or programs of the Company.

(c) Termination upon Expiration of the Term of Employment; Termination by the Company Prior to the Expiration of the Term of Employment. Employee’s employment with the Company shall terminate upon the expiration of the Term of Employment. The Company, in the discretion of its Chief Executive Officer, may terminate Employee’s employment with the Company prior to the expiration of the Term of Employment upon sixty (60) days’ prior written notice to Employee (provided that such notice is delivered no later than sixty-one (61) days prior to the expiration of the Term of Employment and, provided further, that Employee’s employment is not earlier terminated for Cause (as defined in Section 8(b)) during such notice period). In the event Employee’s employment with the Company is terminated upon the expiration of the Termination of Employment or is terminated prior to the expiration of the Term of Employment at the Company’s option in accordance with this Section 8(c), and is not earlier terminated due to death or Disability or for Cause, Employee shall be entitled to:

(i) Base Salary through the date of termination of Employee’s employment, which shall be paid in a single lump sum at the time set out in Sections 8(f) and 8(g), if such provisions are applicable with respect to such payment, or, if such provisions are not applicable, not later than 15 days following Employee’s termination of employment;

(ii) the balance of any incentive awards earned as of December 31 of the prior year (but not yet paid) and not subject to Section 409A of the Code, which shall be paid in a single lump sum not later than 15 days following Employee’s termination of employment;

(iii) an amount equal to one-twelfth of the Base Salary (the “Release Payment”), which amount shall be paid in a lump sum on the Earliest Payment Date, unless otherwise required to be paid in accordance with Section 8(f);

(iv) continued participation in the Company’s group health plans for Employee and his dependants who are qualified beneficiaries for purposes of continuation coverage under COBRA at the same benefit levels at which he and such dependants were participating on the date of the termination of his employment at the same premiums paid by similarly situated active employees during the applicable time period allowed for continuation of coverage under COBRA (the “COBRA Period”); provided, however, if Employee receives substantially comparable coverage and benefits under the group health plans of a subsequent employer prior to the expiration of the COBRA Period, Employee and such dependants will not be entitled to continued participation in the group health plans; and

(v) other or additional benefits then due or earned in accordance with applicable plans and programs of the Company.

(d) Voluntary Termination. Employee may, upon sixty (60) days’ prior written notice to the Company, terminate his employment with the Company on his own initiative. In the event of a termination of employment by Employee on his own initiative, other than a termination due to death, Employee shall have the same entitlements as provided in Section 8(b)(iii) above for a termination for Cause.

(e) No Further Liability; Release. In the event of Employee’s termination of employment, payment made and performance by the Company in accordance with this Section 8 shall, subject to Section 24 hereof, operate to fully discharge and release the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives from any further obligation or liability with respect to Employee’s rights under this Agreement. Other than payment and performance under this Section 8, and other than the rights of Employee that survive the termination of this Agreement, as provided in Section 24 hereof, the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability to Employee or any other person under this Agreement in the event of Employee’s termination of employment. The Company conditions the payment of any amounts pursuant to this Section 8, including the payment of the Release Payment, upon (A) the delivery by Employee to the Company of a release in a form satisfactory to the Company, substantially in the form attached hereto as Attachment 1, within such time following his termination of employment as will permit the release to become irrevocable on or before the Earliest Payment Date and (B) such release actually becoming irrevocable by the Earliest Payment Date.

(f) Section 409A Specified Employee. If Employee is a “specified employee” for purposes of Section 409A of the Code, to the extent required to comply with Section 409A of the Code, any payments required to be made pursuant to this Section 8 which are deferred compensation and subject to Section 409A of the Code (and do not qualify for an exemption thereunder) shall not commence until one day after the day which is six (6) months from the date of termination (determined under Section 8(g)). Should this Section 8(f) result in a delay of payments to Employee, on the first day any such payments may be made without incurring a penalty pursuant to Section 409A (the “409A Payment Date”), the Company shall begin to make such payments as described in this Section 8, provided that any amounts that would have been payable earlier but for application of this Section 8(f) shall be paid in lump-sum on the 409A Payment Date.

(g) Separation from Service. Anything in this Agreement to the contrary notwithstanding, no payment shall be made under this Section 8 unless the termination of employment that gives rise to the payment also constitutes a “separation from service” within the meaning of Section 409A of the Code and the regulations issued thereunder, and solely for purposes of making the payments called for under this Section 8, the first date as of which Employee has a separation from service shall be treated as the date his employment terminates.

Section 9. Forfeiture Provisions.

(a) Forfeiture of Stock Options and Other Awards and Gains Realized Upon Prior Option Exercises or Award Settlements and Severance Payments. Unless otherwise determined by the Chief Executive Officer, (i) Employee’s violation of the restrictive covenants contained in Section 10 as they relate only to trade secrets, at any time while employed by the Company or thereafter, (ii) Employee’s violation of the restrictive covenants contained in Section 10 as they relate to all Confidential Information other than trade secrets, at any time while employed by the Company and for a period of 60 months thereafter or (iii) Employee’s violation of any of the restrictive covenants contained in Sections 11, 12 or 13 (each a “Forfeiture Event”) will result in:

(i) The unexercised portion of any stock option, whether or not vested, and any other Award (as defined below) not then settled (except for an Award that has not been settled solely due to an elective deferral by Employee and otherwise is not forfeitable in the event of any termination of Employee’s service) will be immediately forfeited and canceled upon the occurrence of the Forfeiture Event;

(ii) Employee will be obligated to repay to the Company, in cash, within five business days after demand is made therefor by the Company, the total amount of Award Gain (as defined herein) realized by Employee upon each exercise of a stock option or settlement of an Award (regardless of any elective deferral) that occurred (A) during the period commencing with the date that is 6 months prior to the occurrence of the Forfeiture Event and the date 18 months after the Forfeiture Date, if the Forfeiture Event occurred while Employee was employed by the Company or a Subsidiary or affiliate, or (B) during the period commencing 6 months prior to the date Employee’s employment by the Company terminated and ending 18 months after the date of such termination, if the Forfeiture Event occurred after Employee ceased to be so employed. For purposes of this Section 9, the term “Award Gain” shall mean (i), in respect of a given stock option exercise, the product of (X) the Fair Market Value per share of common stock at the date of such exercise (without regard to any subsequent change in the market price of shares) minus the exercise price times (Y) the number of shares as to which the stock option was exercised at that date, and (ii), in respect of any other settlement of an Award granted to Employee, the Fair Market Value of the cash or stock paid or payable to Employee (regardless of any elective deferral) less any cash or the Fair Market Value of any stock or property (other than an Award or award which would have itself then been forfeitable hereunder and excluding any payment of tax withholding) paid by Employee to the Company as a condition of or in connection such settlement; and

(iii) Employee will be obligated to repay to the Company, in cash, within five business days after demand is made therefor by the Company, the total amount of any payment constituting a Release Payment.

For purposes of this Section 9, “Award” shall mean any cash award, stock option, stock appreciation right, restricted stock, deferred stock, bonus stock, dividend equivalent, or other stock-based or performance-based award or similar award, together with any related right or interest, granted to or held by Employee.

(b) Company Discretion. The Company may, upon the approval of its Board, waive in whole or in part the Company’s right to forfeiture under this Section 9, but no such waiver shall be effective unless evidenced by a writing signed by a duly authorized officer of the Company. In addition, the Board may impose additional conditions on Awards, by inclusion of appropriate provisions in the document evidencing or governing any such Award.

Section 10. Confidentiality; Cooperation with Regard to Litigation; Non-Disparagement; Return of Company Materials.

(a) During the Term of Employment and thereafter, Employee shall not, without the prior written consent of the Company, disclose to anyone (except in good faith in the ordinary course of business to a person who will be advised by Employee to keep such information confidential) or make use of any Confidential Information (as defined below), except in the performance of his duties hereunder or when required to do so by legal process, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) that requires him to divulge, disclose or make accessible such information. In the event that Employee is so ordered, he shall give prompt written notice to the Company in order to allow the Company the opportunity to object to or otherwise resist such order.

(b) During the Term of Employment and thereafter, Employee shall not disclose the existence or contents of this Agreement beyond what is disclosed in the proxy statement or documents filed with the government unless and to the extent such disclosure is required by law, by a governmental agency, or in a document required by law to be filed with a governmental agency or in connection with enforcement of his rights under this Agreement. This restriction shall not apply to such disclosure by him to members of his immediate family, his tax, legal or financial advisors, any lender, or tax authorities, or to potential future employers to the extent necessary, each of whom shall be advised not to disclose such information.

(c) “Confidential Information” shall mean all information regarding the Company, its activities, business or customers that is the subject of reasonable efforts by the Company to maintain its confidentiality, including (i) information concerning the business of the Company or any Subsidiary including information relating to any of their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies, and (ii) information regarding the organization structure and the names, titles, status, compensation, benefits and other proprietary employment-related aspects of the employees of the Company and the Company’s employment practices. Excluded from the definition of Confidential Information is information (A) that is or becomes part of the public domain, other than through the breach of this Agreement by Employee or (B) regarding the Company’s business or industry properly acquired by Employee in the course of his career as an executive in the Company’s industry and independent of Employee’s employment by the Company. For this purpose, information known or available generally within the trade or industry of the Company or any Subsidiary shall be deemed to be known or available to the public.

(d) “Subsidiary” shall mean any corporation controlled directly or indirectly by the Company.

(e) Employee agrees to cooperate with the Company, during the Term of Employment and thereafter (including following Employee’s termination of employment for any reason), by making himself reasonably available to testify on behalf of the Company or any Subsidiary in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action, suit, or proceeding in which Employee makes claims against the Company or in which the Company makes claims against him, and to assist the Company, or any Subsidiary, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any Subsidiary as requested; provided, however that the same does not materially interfere with his then current professional activities; and provided, further, that nothing contained in this Section 10(e) is intended to prevent Employee from exercising his constitutional right to avoid self-incrimination. The Company agrees to reimburse Employee, on an after-tax basis, for all reasonable expenses (including legal fees and expenses) actually incurred in connection with his provision of testimony or assistance.

(f) Employee agrees that, during the Term of Employment and thereafter (including following Employee’s termination of employment for any reason) he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or any Subsidiary or their respective officers, directors, employees, advisors, businesses or reputations. The Company agrees that, during the Term of Employment and thereafter (including following Employee’s termination of employment for any reason) the Company will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may directly or indirectly, disparage Employee or his business or reputation. Notwithstanding the foregoing, nothing in this Section 10(f) shall preclude either Employee or the Company from making truthful statements or disclosures that are required by applicable law, regulation, or legal process or otherwise pursuing, in good faith, enforcement of their respective rights under this Agreement.

(g) Employee recognizes that all Confidential Information and copies or reproductions thereof, relating to the Company’s operations and activities made or received by Employee in the course of his Employment are the exclusive property of the Company. Upon any termination of employment, Employee agrees to deliver any Company property and any documents, notes, drawings, specifications, computer software, data and other materials of any nature pertaining to any Confidential Information that are held by Employee and will not take any of the foregoing, or any reproduction of any of the foregoing, that is embodied in any tangible medium of expression, provided that the foregoing shall not prohibit Employee from retaining his personal phone directories and rolodexes.

Section 11. Non-competition/Prior Employment Covenants.

(a) During Employee’s employment by the Company, Employee shall refrain from, without the written consent of the Company, directly or indirectly, whether individually or as an employee, consultant, principal, agent, officer, director, partner, shareholder (except as a less than one percent shareholder of a publicly traded company) or owner of or in any capacity with any corporation, partnership, business, company or other entity, carrying on or engaging in, or assisting another to carry on or engage in, any other business, work or activity similar to the business, work or activity of the Company or its affiliates. During the Restriction Period (as defined below), Employee shall refrain from, without the written consent of the Company, directly or indirectly, whether individually or as an employee, consultant, principal, agent, officer, director, partner, shareholder (except as a less than one percent shareholder of a publicly traded company) or owner of or in any capacity with any corporation, partnership, business, company or other entity, (i) carrying on or engaging in, or assisting another to carry on or engage in, any other business, work or activity similar to the business, work or activity of the Company or its affiliates in the geographical areas listed on Attachment 2 (the “Restricted Areas”) in which the Company or its affiliates are then engaged in business, and (ii) soliciting customers of the Company or its affiliates in the Restricted Area. The Parties acknowledge that home health care and hospice are similar “businesses” for the purposes of this Section 11 and that the work and activity of the Company includes filing applications with Federal and state regulatory authorities in connection with establishing “start-up” home health care and hospice agencies. The Parties further acknowledge that the Company is expanding and in order to prevent ongoing, repetitious amendments to this Agreement solely for the purpose of updating the Restricted Areas, the Parties agree that the Restricted Areas, inclusive of Attachment 2, shall be self-amending to include all parishes, counties and States in which the Company conducts business or actively solicits business at any time during Employee’s employment with the Company and in no event shall such Restricted Areas be less than that contained in Attachment 2. The Parties intend and agree that Employee’s continued employment thereafter shall serve as the Parties’ constructive acceptance of an amendment to enlarge the Restricted Areas.

(b) For the purposes of this Section 11, “Restriction Period” shall mean the period beginning with the Effective Date and ending with:

(i) in the case of a termination of Employee’s employment upon the expiration of the Term of Employment, the Restriction Period shall terminate eighteen (18) months from the date of such termination; and

(ii) in the case of a termination due to Disability pursuant to Section 8(a), the Restriction Period shall terminate eighteen (18) months from the date of such termination;

(iii) in the case of a termination of Employee’s employment for Cause pursuant to Section 8(b) or in the case of a voluntary termination of Employee’s employment pursuant to Section 8(d) above, eighteen (18) months from the date of such termination; and

(iv) in the case of a termination of Employee’s employment by the Company pursuant to Section 8(c), the Restriction Period shall terminate eighteen (18) months from the date of such termination.

(c) Employee represents and warrants to the Company that performance of Employee’s duties pursuant to this Agreement will not violate any agreements with or trade secrets of any other person or entity or previous employers, including without limitation agreements containing provisions against solicitation or competition.

Section 12. Non-solicitation of Employees and Customers. During the period beginning with the Effective Date and ending eighteen (18) months following the termination of Employee’s employment for any reason, Employee shall not induce: (i) employees of the

Company or any Subsidiary to terminate their employment (provided, however, that the foregoing shall not be construed to prevent Employee from engaging in general non-targeted advertising for employees generally), or (ii) customers of the Company or any Subsidiary to terminate their relationship with the Company, within the Restricted Areas. During such period, Employee shall not hire, either directly or through any employee, agent or representative, any employee of the Company or any Subsidiary or any person who was employed by the Company or any Subsidiary within 180 days of such hiring.

Section 13. Standstill. Employee agrees that for a period of eighteen (18) months from the date of Employee’s termination of employment for any reason, neither Employee nor any of his affiliates or persons or entities acting at his direction or with his assistance will, unless specifically invited in writing by the Board, acting by resolution approved by a majority of all members of the Board, directly or indirectly, in any manner (the obligations pursuant to this Section 13 being referred to as, the “Standstill”):

(a) acquire, offer or propose to acquire, solicit an offer to sell or agree to acquire, directly or indirectly, alone or in concert with others, by purchase, tender offer, exchange offer, through the acquisition or control of another person or entity, or otherwise, any direct or indirect beneficial interest in any voting securities or direct or indirect rights, warrants or options to acquire, or securities convertible into or exchangeable for, any voting securities of the Company or any Subsidiary, other than the acquisition in the aggregate of less than one-half of one percent of the outstanding voting securities of the Company;

(b) make, or in any way participate in, directly or indirectly, alone or in concert with others, any “solicitation” (as such term is used in the proxy rules of the Securities and Exchange Commission promulgated pursuant to Section 14 of the Exchange Act) of proxies or consents to vote, whether subject to or exempt from the proxy rules, or seek to advise, encourage or influence in any manner whatsoever any person or entity with respect to the voting of any voting securities of the Company or any Subsidiary;

(c) initiate, propose or “solicit” (as such term is used in the proxy rules of the Securities and Exchange Commission) stockholders of the Company or any Subsidiary for the approval of stockholder proposals whether made pursuant to Rule 14a-8 or Rule 14a-4 under the Exchange Act, or otherwise, or cause or encourage or attempt to cause or encourage others to initiate any such stockholder proposal; or otherwise communicate with the Company’s or its Subsidiaries’ stockholders or others in connection with the solicitation of proxies or consents or matters presented to the Company’s or its Subsidiaries’ stockholders;

(d) form, join or any way participate in a “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of the Company or the Subsidiaries;

(e) acquire, offer to acquire or agree to acquire, directly or indirectly, alone or in concert with others, by purchase, exchange or otherwise, (i) any of the assets, tangible and intangible, of the Company or any Subsidiary or (ii) direct or indirect rights, warrants or options to acquire any assets of the Company or any Subsidiary;

(f) arrange, or in any way participate, directly or indirectly, in any financing for the purchase of any voting securities or securities convertible or exchangeable into or exercisable for any voting securities or assets of the Company or any Subsidiary;

(g) otherwise act, alone or in concert with others, to seek to propose to the Company or any Subsidiary or any of their respective stockholders or make any public statement with respect to any merger, business combination, consolidation, sale, tender offer, exchange offer, restructuring, reorganization, dissolution, liquidation, recapitalization or other transaction involving the Company or any Subsidiary;

(h) seek, alone or in concert with others, to control, change or influence the management, the Board or policies of the Company or any Subsidiary, or otherwise seek, alone or in concert with others, election or appointment to or representation on, or to nominate or propose the nomination of any candidate to, the Board or the removal of any member of the Board, or propose any matter to be voted upon by the stockholders of the Company or any Subsidiary;

(i) make any publicly disclosed proposal, public statement, public inquiry or public disclosure of any intention, plan, or arrangement (whether written or oral) inconsistent with the foregoing, or make or disclose any request or proposal to amend, waive or terminate any provision of this Standstill or seek permission to or make any public announcement with respect to any provision of the Standstill; or

(j) announce an intention to do, or to enter into any arrangement or understanding with others (whether written or oral) to do, or to finance, intentionally advise, enable, assist or encourage others to do any of the actions restricted or prohibited under clauses (a) through (j) of this Standstill, or take any action that might result in the Company having to make a public announcement regarding any of the matters referred to in clauses (a) through (j) of this Standstill, or otherwise intentionally take, or solicit, or cause or encourage others to take, any action inconsistent with the foregoing.

Section 14. Remedies. In addition to whatever other rights and remedies the Company may have at equity or in law (including without limitation, the right to seek monetary damages), if Employee breaches any of the provisions contained in Sections 10, 11, 12 or 13, the Company (a) shall have its rights under Section 9 of this Agreement, (b) shall, notwithstanding Section 15, have the right to immediately terminate all payments and benefits due under this Agreement (other than payments under Section 16 of this Agreement, to the extent that Employee’s right to indemnification was not triggered by Employee’s breach of this Agreement) and (c) shall, notwithstanding Section 15 of this Agreement, have the right to seek injunctive or other equitable relief, including but not limited to, the right to seek a temporary restraining order, preliminary injunction or permanent injunction, without the requirement to prove actual damages or to post any bond or other security. Employee hereby waves the requirement of posting bond or other security and acknowledges that such a breach of Sections 10, 11, 12 or 13 would cause irreparable injury and that money damages alone would not provide an adequate remedy for the Company; provided, however, the foregoing shall not prevent Employee from contesting the issuance of any such injunction on the ground that no violation or threatened violation of Sections 10, 11, 12 or 13 has occurred.

Section 15. Resolution of Disputes. In the event that a Party to this Agreement has any claim, right or cause of action against another Party to this Agreement, which the Parties are unable to settle by agreement between themselves, such claim, right or cause of action, to the extent that the relief sought by such Party is for monetary damages or awards, will be determined by arbitration in accordance with the provisions of this Section 15. Except as provided in this Section 15, the arbitration will be conducted in accordance with the rules of the American Arbitration Association (the “AAA”). The arbitration and all arbitration proceedings shall be kept confidential.

(a) The Party claiming a cause of action or breach of this Agreement shall first provide the other Party with written notice of the breach. If the breach is not remedied within 15 days of said notice, the Party claiming the breach may request arbitration by serving upon the other a demand therefor, in writing, specifying the matter to be submitted to arbitration, and nominating a competent disinterested person to act as an arbitrator. Within 15 days after receipt of such written demand and nomination, the other Party will, in writing, nominate a competent disinterested person, and the two arbitrators so designated will, within 15 days thereafter, select a third arbitrator. The three arbitrators will give immediate written notice of such selection to the Parties and will fix in said notice a time and place of the meeting of the arbitrators which will be in Baton Rouge, Louisiana, where all proceedings will be conducted, and will be held as soon as conveniently possible (but in no event later than 45 days after the appointment of the third arbitrator), at which time and place the Parties to the controversy will appear and be heard with respect to the right, claim or cause of action. In case the notified Party or Parties will fail to make a selection upon notice within the time period specified, the Party asserting such claim will appoint an arbitrator on behalf of the notified Party. In the event that the first two arbitrators selected will fail to agree upon a third arbitrator within 15 days after their selection, then such arbitrator may, upon application made by either of the Parties to the controversy, be appointed by the AAA.

(b) Each Party will present such testimony, examinations and investigations in accordance with such procedures and regulations as may be determined by the arbitrators and will also recommend to the arbitrators a monetary award to be adopted by the arbitrators as the complete disposition of such claim, right or cause of action. After hearing the Parties in regard to the matter in dispute, the arbitrators will make their determination with respect to such claim, right or cause of action, within 30 days of the completion of the examination, by majority decision signed in writing (together with a brief written statement of the reasons for adopting such recommendation), and will deliver such written determination to each of the Parties. The decision of said arbitrators, absent fraud, duress or manifest error, will be final and binding upon the Parties to such controversy and may be enforced in any court of competent jurisdiction. The arbitrators may consult with and engage disinterested third parties to advise the arbitrators. The arbitrators shall not award any punitive damages. If any of the arbitrators selected hereunder should die, resign or be unable to perform his or her duties hereunder, the remaining arbitrators or the AAA shall select a replacement arbitrator. The procedure set forth in this Section 15 for selecting the arbitrators shall be followed from time to time as necessary. As to any claim, controversy, dispute or disagreement that under the terms hereof is made subject to arbitration, no lawsuit based on such matters shall be instituted by any of the Parties, other than to compel arbitration proceedings or enforce the award of a majority of the arbitrators. All privileges under Louisiana and federal law, including attorney-client and work-product privileges, shall be preserved and protected to the same extent that such privileges would be protected in a federal court proceeding applying Louisiana law.

(c) The Company shall be responsible for advancing the cost of the arbitrators as well as the other costs of the arbitration. Each Party will pay the fees and expenses of its own counsel, except that with respect to those claims for which Employee is ultimately the prevailing party, the Company shall reimburse all of Employee’s reasonable out-of-pocket legal fees and expenses incurred in connection with asserting or defending against claims as to which Employee prevails within thirty (30) days of receipt of a written demand accompanied by reasonable documentation in support thereof. Notwithstanding the foregoing, such reimbursements will be made in no event later than the last day of Employee’s taxable year following the taxable year in which the expense was incurred; the expenses reimbursed by the Company during any taxable year of Employee will not affect the expenses reimbursed by the Company in another taxable year; and this right to reimbursement is not subject to liquidation or exchange for another benefit.

(d) Notwithstanding any other provisions of this Section 15, in the event that a Party against whom any claim, right or cause of action is asserted commences, or has commenced against it, bankruptcy, insolvency or similar proceedings, the Party or Parties asserting such claim, right or cause of action will have no obligations under this Section 15 and may assert such claim, right or cause of action in the manner and forum it deems appropriate, subject to applicable laws. No determination or decision by the arbitrators pursuant to this Section 15 will limit or restrict the ability of any Party hereto to obtain or seek in any appropriate forum, any relief or remedy that is not a monetary award or money damages.

(e) Notwithstanding any other provisions of this Section 15, if the Company is seeking injunctive or other equitable relief from a dispute arising under or in connection with Sections 10, 11, 12 or 13, the arbitration requirements of this Section 15 shall not apply.

(f) Any court proceedings relating to this Agreement shall be filed exclusively in the federal and state courts domiciled in Baton Rouge, Louisiana, and the Parties hereto consent to the venue and jurisdiction of such courts.

Section 16. Indemnification.

(a) Company Indemnity. The Company agrees that if Employee is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or any Subsidiary or is or was serving at the request of the Company or any Subsidiary as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is Employee’s alleged action or failure to act in an official capacity as a director, officer, employee or agent or while serving as a director, officer, member, employee or agent, Employee shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or bylaws or resolutions of the Company’s Board or, if greater, by the laws of the State of Delaware (or, with respect to Holding, the laws of the State of Louisiana), against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Employee in connection therewith, provided Employee provides Company with prompt notice of such action or threatened action (but failure to provide prompt notice shall not prejudice Employee except to the extent it actually prejudices the Company). Such indemnification shall continue as to Employee even if he has ceased to be a director, member, officer, employee or agent of the Company or other entity and shall inure to the benefit of Employee’s heirs, executors and administrators. The Company shall advance to Employee all reasonable costs and expenses to be incurred by him in connection with a Proceeding within 20 days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by Employee to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. The provisions of this Section 16(a) shall not be deemed exclusive of any other rights of indemnification to which Employee may be entitled or which may be granted to him, and it shall be in addition to any rights of indemnification to which he may be entitled under any policy of insurance.

(b) No Presumption Regarding Standard of Conduct. Neither the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by Employee under Section 16(a) above that indemnification of Employee is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its Board, independent legal counsel or stockholders) that Employee has not met such applicable standard of conduct, shall create a presumption that Employee has not met the applicable standard of conduct.

Section 17. Potential Reduction in Payments

(a) Anything in this Agreement to the contrary notwithstanding, if any payment, distribution, or other benefit provided by the Company to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Payments”), (x) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (y) but for this Section 17 would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision thereto (the “Excise Tax”), then the Payments shall be either:

(i) delivered in full pursuant to the terms of this Agreement, or

(ii) delivered to such lesser extent as would result in no portion of the payments being subject to the Excise Tax as determined in accordance with Section 17(b).

(b) The determination of whether Section 17(a)(i) or Section 17(a)(ii) shall be given effect shall be made by the Company on the basis of which of such clauses results in the receipt by Employee of the greater Net After-Tax Receipt (as defined below) of the aggregate Payments; provided, however, that if the Net After-Tax Receipt of the aggregate Payments under Section 17(a)(i) does not exceed the Net After-Tax Receipt of the aggregate Payments under Section 17(a)(ii) by Twenty-Five Thousand Dollars ($25,000) or greater, Section 17(a)(ii) automatically shall be given effect. The term “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Section 280G of the Code) of the payments net of all applicable federal, state and local income, employment, and other applicable taxes and the Excise Tax.

(c) Unless the Company and Employee otherwise agree in writing, any determination required under this Section 17 shall be made by the Company’s independent accountants or compensation consultants (the “Third Party”), after due consideration of Employee’s comments with respect to the interpretation and application thereof, and all such determinations shall be conclusive, final and binding on the parties hereto. The Company and Employee shall furnish to the Third Party such information and documents as the Third Party may reasonably request in order to make a determination under this Section 17. The Company shall bear all fees and costs of the Third Party with respect to all determinations under or contemplated by this Section 17.

Section 18. Effect of Agreement on Other Benefits. Except as specifically provided in this Agreement, the existence of this Agreement shall not be interpreted to preclude, prohibit or restrict Employee’s participation in any other employee benefit or other plans or programs in which he currently participates.

Section 19. Assignability: Binding Nature; Solidary Obligations. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of Employee) and permitted assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred in connection with a change of control of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a change of control, it shall take whatever action it legally can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. No rights or obligations of Employee under this Agreement may be assigned or transferred by Employee other than his rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided in Section 25 below. Company and Holding are each solidarily liable with the other of them for such other’s obligations under this Agreement.

Section 20. Representation. Each of the Company and Holding represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization. Employee hereby represents to the Company that he is physically and mentally capable of performing his duties hereunder and he has no knowledge of any present or past physical or mental conditions which would cause him not to be able to perform his duties hereunder.

Section 21. Entire Agreement; Acknowledgment. This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and, as of the Effective Date, supersedes the Prior Agreement and any other agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto, in their entirety, including, without limitation any prior change in control agreement between the Parties. Employee hereby acknowledges and agrees that by virtue of the execution and delivery of this agreement, he knowingly, voluntarily, and irrevocably waives and relinquishes all rights of any kind pursuant to the Prior Agreement and all such other agreements, if any, referred to in the preceding sentence.

Section 22. Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Employee and an authorized officer of the Company. Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to any Party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Employee or an authorized officer of the Company, as the case may be.

Section 23. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. Specifically, but without limitation, the parties agree that if any court of competent jurisdiction or any arbitral panel finds that any one or more of the words, phrases, sentences, clauses, sections, subdivisions, or subparagraphs contained in Sections 10, 11, 12 or 13 is overly broad or unenforceable, then the Agreement should be reduced or amended to be enforceable to the maximum extent allowable under applicable law.

Section 24. Survival. Upon the termination of this Agreement, the respective rights and obligations of the Parties under this Agreement shall terminate, except that (a) the provisions of Sections 1 and 2, Sections 8(c), (e), (f) and (g), and Sections 9 through 30 of this Agreement shall survive the termination of this Agreement and remain in full force and effect in accordance with their terms, and (b) the termination of this Agreement shall not affect any rights or obligations of the Parties accrued under the express terms of this Agreement prior to or in connection with such termination and, with respect to such surviving provisions, thereafter.

Section 25. Beneficiaries/References. Employee shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Employee’s death by giving the Company written notice thereof. In the event of Employee’s death or a judicial determination of his incompetence, reference in this Agreement to Employee shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

Section 26. Governing Law/Exclusive Jurisdiction. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Louisiana without reference to principles of conflict of laws. Subject to Section 15 and in accordance with Section 14, the Company and Employee hereby consent and irrevocably submit to the jurisdiction of any or all of the following courts for purposes of resolving any dispute under this Agreement: (i) the United States District Court for the Middle District of Louisiana or (ii) the Nineteenth Judicial District Court for the Parish of East Baton Rouge, State of Louisiana. The Parties agree that to the extent permitted, any lawsuit involving a dispute under this Agreement shall be filed and may proceed only in these referenced courts. The Company and Employee hereby waive, to the fullest extent permitted by applicable law, any jurisdictional, venue or inconvenient forum objection which it or he may now or hereafter have to these referenced courts. The Company and Employee further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied.

Section 27. Notices. Any notices given under this Agreement shall be in writing, and delivered or mailed, and if mailed, postage prepaid, certified, return receipt requested and addressed to the Company, to Holding and to Employee at the addresses set forth below, or such other addresses as the Parties may from time to time hereafter designate in writing, such notices to be effective upon receipt by the Party to whom such notice is addressed:

If to the Company:	AMEDISYS, INC.
5959 South Sherwood Forest Boulevard,
Baton Rouge, Louisiana, 70816
Attention: Chief Executive Officer

If to Holding:	AMEDISYS HOLDING, L.L.C.
5959 South Sherwood Forest Boulevard
Baton Rouge, Louisiana 70816
Attention: President

If to Employee:	T. A. Barfield, Jr.
[Redacted]

Section 28. Captions. The captions contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

Section 29. Counterparts. This Agreement may be executed in two or more counterparts.

Section 30. Section 409A Compliance. This Agreement is intended to comply with Section 409A of the Code (to the extent applicable) and, to the extent it would not adversely impact the Company, the Company agrees to interpret, apply and administer this Agreement in accordance with such intention and in the least restrictive manner necessary to comply with such requirements (to the extent applicable) and without resulting in any diminution in the value of payments or benefits to Employee or Employee incurring any tax under Section 409A of the Code.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

AMEDISYS, INC.

By:	/S/ William F. Borne
Name: William F. Borne
Title: Chief Executive Officer and Chairman

AMEDISYS HOLDING, L.L.C.

By:	/S/ William F. Borne
Name: William F. Borne
Title: President

EMPLOYEE

/S/ T.A. Barfield, Jr.
T. A. Barfield, Jr.

ATTACHMENT 1

RELEASE

In exchange for certain termination payments, benefits and promises to which T.A. Barfield, Jr. (“Employee”) would not otherwise be entitled, Employee, knowingly and voluntarily releases Amedisys, Inc., its subsidiaries, affiliates or related corporations, together with its/their officers, directors, agents, employees and representatives (collectively, the “Company”), of and from any and all claims, demands, obligations, liabilities and causes of action, of whatsoever kind in law or equity, whether known or unknown, which Employee has or ever had against the Company on or before the date of the execution of this Release, including but not limited to claims in common law, whether in contract or in tort, and causes of action under the Age Discrimination in Employment Act, 29 U.S.C. Sections 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. Sections 2000e et seq., the Employee Retirement Income Security Act, 29 U.S.C. Sections 1001 et seq., the Americans with Disabilities Act, 29 U.S.C. Section 12101 et seq., the Louisiana tort laws, including, without limitation, Louisiana Civil Code Articles 2315, 2316, 2317, and 2320 (including, without limitation, any and all derivative claims), the Louisiana pay statutes, La. R.S. 23:631, et seq. (including, without limitation, any claims for penalties and /or attorneys’ fees under La. R.S. 23: 632), the Louisiana Employment Discrimination laws, La. R.S. 23:301, et seq. (“LEDL”) and La. R.S. 51:2231, et seq., and any amendments, Louisiana’s Anti-Reprisal/Anti-Retaliation statutes, La. R.S. 23: 961, et seq., the Louisiana Anti-Reprisal Statute, La. R.S. 23:967, the Louisiana environmental whistleblower statute, La. R.S. 30: 2027, the anti-retaliation provision of the Louisiana worker’s compensation retaliation law, La. R.S. 23:1361, and any other law or provision whatsoever, whether by federal or state statute or regulation, contract, equity, or otherwise, and all other federal, state or local laws, ordinances or regulations, for any losses, injuries or damages (including compensatory or punitive damages), attorney’s fees and costs arising out of employment or termination from employment with the Company. Notwithstanding the foregoing, Employee does not waive or release the Company from any claims, demands, obligations, liabilities or causes of action that may hereafter arise as the result of the breach by the Company of its obligations under the Amended and Restated Employment Agreement dated as of December 29, 2011 by and among the Company, Amedisys Holding, L.L.C. and Employee.

Employee acknowledges that he has had a period of twenty-one (21) days from the date of receipt of this Release to consider it. Employee acknowledges that he has been given the opportunity to consult an attorney prior to executing this Release. This Release shall not become effective or enforceable until seven (7) days following its execution by Employee. Prior to the expiration of the seven-(7) day period, Employee may revoke Employee’s consent to this Release.

Employee acknowledges by executing this Release that Employee has returned to the Company all Company property in Employee’s possession.

Employee acknowledges that the terms of this Release and Employee’s separation of employment are confidential and, unless otherwise required by law or for the purposes of enforcing the Release or when needed to consult with Employee’s immediate family or tax or legal advisors, neither Employee nor Employee’s agents shall divulge, publish or publicize any such confidential information to any third parties or the media, or to any current or former employee, customer or client of the Company or its businesses or any of its affiliates.

ATTACHMENT ONE – Page 1

Employee acknowledges that he has been provided with any and all leave required under any federal, state, or local law or regulation.

Employee acknowledges that he has no known claims for any work related injury, illness or condition compensable under any applicable workers’ compensation laws.

EMPLOYEE ACKNOWLEDGES HE FULLY UNDERSTANDS THE CONTENTS OF THIS RELEASE AND EXECUTES IT FREELY AND VOLUNTARILY, WITHOUT DURESS, COERCION OR UNDUE INFLUENCE.

Signed:		Date:
T. A. Barfield, Jr.

ATTACHMENT 1 – Page 2

ATTACHMENT 2

Restricted Areas

The following counties, parishes, cities and/or municipalities:

Alabama
Autauga	Conecuh	Houston	Morgan
Baldwin	Coosa	Jackson	Perry
Barbour	Covington	Jefferson	Pickens
Bibb	Crenshaw	Lamar	Pike
Blount	Cullman	Lauderdale	Randolph
Bullock	Dale	Lawrence	Russell
Butler	Dallas	Lee	Shelby
Calhoun	DeKalb	Limestone	St Clair
Chambers	Elmore	Lowndes	Sumter
Cherokee	Escambia	Macon	Talladega
Chilton	Etowah	Madison	Tallapoosa
Choctaw	Fayette	Marengo	Tuscaloosa
Clarke	Franklin	Marion	Walker
Clay	Geneva	Marshall	Washington
Cleburne	Greene	Mobile	Wilcox
Coffee	Hale	Monroe	Winston
Colbert	Henry	Montgomery

Alaska

Anchorage	Matanuska-Susitna

Arizona
Coconino	Maricopa	Pinal
Gila	Mohave	Yavapai
LaPaz	Pima	Yuma

Arkansas
Baxter	Izard	Pike	Stone
Cleburne	Jackson	Polk	Van Buren
Crawford	Johnson	Prairie	Washington
Faulkner	Lawrence	Randolph	White
Franklin	Little River	Searcy	Woodruff
Fulton	Logan	Sebastian
Howard	Lonoke	Sevier
Independence	Marion	Sharp

ATTACHMENT TWO – Page 1

California
Alameda	Orange	San Diego	Sonoma
Contra Costa	Placer	San Francisco	Sutter
El Dorado	Riverside	San Luis Obispo	Yolo
Los Angeles	Sacramento	San Mateo	Yuba
Marin	San Bernardino	Santa Clara
Napa	San Benito	Santa Cruz

Colorado

Adams	Custer	Fremont	Saguaghe
Arapahoe	Denver	Jefferson	Weld
Boulder	Douglas	Lake
Broomfield	El Paso	Larimer
Chaffee	Elbert	Park

Connecticut

Fairfield	Litchfield	New Haven	Tolland
Hartford	Middlesex	New London	Windham

Delaware

Kent	New Castle	Sussex

District of Columbia

City of Washington

Florida

Alachua	Franklin	Lee	Polk
Baker	Gadsden	Leon	Putnam
Bay	Gilchrist	Levy	St Johns
Bradford	Glades	Liberty	St Lucie
Brevard	Gulf	Madison	Santa Rosa
Broward	Hamilton	Manatee	Sarasota
Calhoun	Hardee	Marion	Seminole
Charlotte	Hendry	Martin	Sumter
Citrus	Hernando	Miami-Dade	Suwannee
Clay	Highlands	Nassau	Taylor
Collier	Hillsborough	Okaloosa	Union
Columbia	Holmes	Okeechobee	Volusia
DeSoto	Indian River	Orange	Wakulla
Dixie	Jackson	Osceola	Walton
Duval	Jefferson	Palm Beach	Washington
Escambia	Lafayette	Pasco
Flagler	Lake	Pinellas

ATTACHMENT TWO – Page 2

Georgia

Appling	Cook	Jackson	Quitman
Atkinson	Coweta	Jasper	Rabun
Bacon	Crawford	Jeff Davis	Randolph
Baldwin	Dade	Jones	Richmond
Banks	Dawson	Lamar	Rockdale
Barrow	DeKalb	Laurens	Schley
Bartow	Douglas	Liberty	Spalding
Ben Hill	Effingham	Long	St. Clair
Berrien	Elbert	Lowndes	Stephens
Bibb	Emanuel	Lumpkin	Stewart
Brantley	Evans	Macon	Sumter
Bryan	Fannin	Madison	Talbot
Butts	Fayette	Marion	Tattnall
Candler	Floyd	Meriwether	Taylor
Carroll	Forsyth	Monroe	Tift
Catoosa	Franklin	Montgomery	Toombs
Charlton	Fulton	Morgan	Towns
Chatham	Gilmer	Murray	Treutlen
Chattahoochee	Gordon	Muscogee	Troup
Chattooga	Greene	Newton	Turner
Cherokee	Gwinnett	Oconee	Union
Clarke	Habersham	Oglethorpe	Upson
Clay	Hall	Paulding	Walker
Clayton	Haralson	Pickens	Walton
Clinch	Harris	Pierce	Ware
Cobb	Hart	Pike	Wheeler
Coffee	Heard	Polk	White
Colquitt	Henry	Pulaski	Whitfield
Columbia	Irwin	Putnam	Wilkinson
Worth

Idaho

Ada	Bonneville	Jefferson	Power
Bannock	Canyon	Madison	Teton
Bingham	Caribou	Owyhee	Washington
Boise	Gem	Payette

Illinois

Boone	Henry	Lee	Rock Island
Carroll	Iroquois	Livingston	St Clair
Clinton	Jo Daviess	Madison	Scott
Cook	Kane	McHenry	Stephenson
DeKalb	Kankakee	Mercer	Washington
DuPage	Kendall	Monroe	Whiteside
Ford	La Salle	Ogle	Will
Grundy	Lake	Randolph	Winnebago

ATTACHMENT TWO – Page 3

Indiana

Adams	Gibson	Lawrence	Randolph
Allen	Grant	Madison	Ripley
Benton	Greene	Marion	St Joseph
Blackford	Hamilton	Marshall	Scott
Boone	Hancock	Martin	Shelby
Brown	Harrison	Miami	Spencer
Carroll	Hendricks	Monroe	Starke
Cass	Henry	Montgomery	Steuben
Clark	Howard	Morgan	Sullivan
Clay	Huntington	Newton	Tippecanoe
Clinton	Jackson	Noble	Tipton
Crawford	Jasper	Orange	Vanderburgh
Daviess	Jay	Owen	Vigo
DeKalb	Jefferson	Parke	Wabash
Delaware	Johnson	Perry	Warren
Dubois	Knox	Pike	Warrick
Elkhart	Kosciusko	Porter	Washington
Floyd	LaGrange	Posey	Wayne
Fountain	Lake	Pulaski	Wells
Fulton	LaPorte	Putnam	White
Whitley

Iowa

Boone	Madison	Polk
Dallas	Marion	Story
Jasper	Marshall	Warren

Kansas

Barber	Franklin	Linn	Rice
Butler	Greenwood	Marion	Saline
Chase	Harper	McPherson	Sedgwick
Clay	Harvey	Miami	Shawnee
Cloud	Jackson	Mitchell	Stafford
Cowley	Jefferson	Osage	Sumner
Dickinson	Johnson	Ottawa	Wabunsee
Douglas	Kingman	Pottawatamie	Wyandotte
Elk	Leavenworth	Pratt
Ellsworth	Lincoln	Reno

ATTACHMENT TWO – Page 4

Kentucky

Adair	Clark	Henry	Oldham
Allen	Clinton	Jefferson	Owen
Anderson	Cumberland	Jessamine	Pendleton
Barren	Daviess	Kenton	Powell
Bath	Estill	Laurel	Pulaski
Bell	Fayette	Lincoln	Scott
Boone	Franklin	Logan	Shelby
Bourbon	Garrard	Madison	Simpson
Boyd	Grayson	Meade	Spencer
Boyle	Green	Menifee	Taylor
Breckinridge	Greenup	Mercer	Trimble
Bullitt	Hardin	Monroe	Warren
Campbell	Harrison	Montgomery	Whitley
Casey	Hart	Nicholas	Woodford

Louisiana

Acadia	Evangeline	Morehouse	St Martin
Allen	Franklin	Natchitoches	St Mary
Ascension	Grant	Orleans	St Tammany
Assumption	Iberia	Ouachita	Tangipahoa
Avoyelles	Iberville	Plaquemines	Tensas
Beauregard	Jackson	Pointe Coupee	Terrebonne
Bienville	Jefferson	Rapides	Union
Caldwell	Jefferson Davis	Richland	Vermilion
Catahoula	Lafayette	St Bernard	Vernon
Claiborne	Lafourche	St Charles	Washington
Concordia	La Salle	St Helena	W Baton Rouge
E Baton Rouge	Lincoln	St James	W Carroll
E Carroll	Livingston	St John the Baptist	W Feliciana
E Feliciana	Madison	St Landry	Winn

Maine

Androscogin	Hancock	Piscataquis	Waldo
Cumberland	Penobscot	Sagadahoc	York

Maryland

Anne Arundel	Cecil	Montgomery	Worcester
Baltimore	Dorchester	Prince Georges
Baltimore City	Harford	Somerset
Carroll	Howard	Wicomico

Massachusetts

Barnstable	Franklin	Norfolk
Berkshire	Hampden	Plymouth
Bristol	Hampshire	Suffolk
Essex	Middlesex	Worcester

ATTACHMENT TWO – Page 5

Michigan

Allegan	Genesee	Lenawee	Ottawa
Arenac	Gladwin	Livingston	Saginaw
Barry	Gratiot	Macomb	St Clair
Bay	Ingham	Midland	Shiawassee
Berrien	Ionia	Monroe	Tuscola
Cass	Isabella	Montcalm	Van Buren
Clare	Jackson	Muskegon	Washtenaw
Clinton	Kent	Newaygo	Wayne
Eaton	Lapeer	Oakland

Minnesota

Anoka	Hennepin	Ramsey	Wabasha
Carver	Houston	Rice	Washington
Dakota	Le Sueur	Scott	Winona
Dodge	McLeod	Sherburne	Wright
Fillmore	Mower	Sibley
Goodhue	Olmsted	Steele

Mississippi

Alcorn	Hinds	Leake	Prentiss
Benton	Issaquena	Lee	Rankin
Calhoun	Itawamba	Lowndes	Scott
Chickasaw	Jackson	Madison	Sharkey
Claiborne	Jasper	Marion	Simpson
Clarke	Jefferson	Marshall	Smith
Clay	Jefferson Davis	Monroe	Stone
Copiah	Jones	Neshoba	Tippah
Covington	Kemper	Newton	Tishomingo
Forrest	Lafayette	Oktibbeha	Union
George	Lamar	Pearl River	Walthall
Hancock	Lauderdale	Perry	Warren
Harrison	Lawrence	Pontotoc	Wayne
Yazoo

ATTACHMENT TWO – Page 6

Missouri

Barry	Dunklin	Mississippi	St Francois
Barton	Franklin	New Madrid	St Louis
Bollinger	Greene	Newton	St Louis City
Butler	Henry	Ozark	Ste Genevieve
Camden	Hickory	Pemiscot	Stoddard
Cape Girardeau	Iron	Perry	Stone
Carter	Jasper	Pike	Taney
Cedar	Jefferson	Polk	Vernon
Christian	Laclede	Reynolds	Warren
Crawford	Lawrence	Ripley	Washington
Dade	Lincoln	Scott	Wayne
Dallas	Madison	St Charles	Webster
Douglas	McDonald	St Clair	Wright

Nevada

Carson City	Storey	Washoe

New Hampshire

Belknap	Hillsboro	Strafford
Carroll	Merrimack	York, ME
Essex, MA	Rockingham

New Jersey

Bergen	Hudson

New Mexico

Bernalillo	McKinley	Santa Fe	Valencia
Cibola	Mora	San Miguel
Los Alamos	Sandoval	Torrance

New York

Chautauqua	Niagara
Erie	Queens
Nassau	Suffolk

ATTACHMENT TWO – Page 7

North Carolina

Alamance	Forsyth	Lee	Rowan
Cabarrus	Franklin	Lincoln	Sampson
Caswell	Gaston	Mecklenburg	Stokes
Catawba	Granville	Moore	Surry
Chatham	Guilford	Nash	Vance
Cleveland	Halifax	Orange	Wake
Cumberland	Harnett	Person	Warren
Davidson	Hoke	Randolph	Yadkin
Davie	Iredell	Robeson
Durham	Johnston	Rockingham

Ohio

Adams	Defiance	Lorain	Putnam
Allen	Erie	Lucas	Ross
Ashtabula	Fayette	Madison	Sandusky
Athens	Franklin	Mahoning	Seneca
Auglaize	Fulton	Medina	Shelby
Belmont	Geauga	Meigs	Stark
Brown	Greene	Mercer	Summit
Butler	Guernsey	Miami	Trumbull
Carroll	Hamilton	Monroe	Tuscarawas
Champaign	Hancock	Montgomery	Union
Clark	Hardin	Morgan	Warren
Clermont	Harrison	Muskingum	Washington
Clinton	Henry	Noble	Wayne
Columbiana	Huron	Ottawa	Williams
Coshocton	Jefferson	Pickaway	Wood
Cuyahoga	Lake	Portage	Wyandot
Darke	Logan	Preble

Oklahoma

Adair	Grant	Nowata	Seminole
Alfalfa	Hughes	Okfuskee	Sequoyah
Blaine	Kay	Oklahoma	Tulsa
Canadian	Kingfisher	Okmulgee	Wagoner
Cherokee	Lincoln	Osage	Washington
Cleveland	Logan	Ottawa	Woods
Craig	Major	Pawnee
Creek	Mayes	Payne
Delaware	McClain	Pontotoc
Ellis	Muskogee	Pottawatomie
Garfield	Noble	Rogers

Oregon

Clackamas	Deschutes	Marion	Washington
Columbia	Douglas	Multnomah	Yamhill
Crook	Jefferson	Polk

ATTACHMENT TWO – Page 8

Pennsylvania

Adams	Cumberland	Lycoming	Sullivan
Allegheny	Dauphin	Mercer	Susquehanna
Armstrong	Delaware	Monroe	Union
Beaver	Erie	Montgomery	Venango
Berks	Fayette	Montour	Warren
Bucks	Greene	Northampton	Washington
Butler	Huntingdon	Northumberland	Wayne
Carbon	Lackawanna	Perry	Westmoreland
Chester	Lancaster	Philadelphia	Wyoming
Clarion	Lawrence	Pike	York
Clinton	Lebanon	Schuylkill
Columbia	Lehigh	Snyder
Crawford	Luzerne	Somerset

Puerto Rico

Canovanas	Culebra	Loiza	San Juan
Carolina	Fajardo	Luquillo	Trujillo Alto
Ceiba	Guaynabo	Rio Grande	Vieques

Rhode Island

Bristol	Newport	Providence	Washington
Kent

South Carolina

Abbeville	Chesterfield	Hampton	Oconee
Aiken	Clarendon	Horry	Orangeburg
Allendale	Colleton	Jasper	Pickens
Anderson	Darlington	Kershaw	Richland
Bamberg	Dillon	Lancaster	Saluda
Barnwell	Dorchester	Laurens	Spartanburg
Beaufort	Edgefield	Lee	Sumter
Berkeley	Fairfield	Lexington	Union
Calhoun	Florence	Marion	Williamsburg
Charleston	Georgetown	Marlboro	York
Cherokee	Greenville	McCormick
Chester	Greenwood	Newberry

South Dakota

Brookings	Hutchinson	McCook	Turner
Clay	Lake	Minnehaha	Union
Hanson	Lincoln	Moody

ATTACHMENT TWO – Page 9

Tennessee

Anderson	Fayette	Knox	Rhea
Bedford	Fentress	Lauderdale	Roane
Benton	Franklin	Lawrence	Robertson
Bledsoe	Gibson	Lewis	Rutherford
Blount	Giles	Lincoln	Scott
Bradley	Grainger	Loudon	Sequatchie
Campbell	Greene	Macon	Sevier
Cannon	Grundy	Madison	Shelby
Carroll	Hamblen	Marion	Smith
Carter	Hamilton	Marshall	Stewart
Cheatham	Hancock	Maury	Sullivan
Chester	Hardeman	McMinn	Sumner
Claiborne	Hardin	McNairy	Tipton
Clay	Hawkins	Meigs	Trousdale
Cocke	Haywood	Monroe	Unicoi
Coffee	Henderson	Montgomery	Union
Crockett	Henry	Moore	Van Buren
Cumberland	Hickman	Morgan	Warren
Davidson	Houston	Obion	Washington
DeKalb	Humphreys	Overton	Weakley
Decatur	Jackson	Pickett	White
Dickson	Jefferson	Polk	Williamson
Dyer	Johnson	Putnam	Wilson

ATTACHMENT TWO – Page 10

Texas

Aransas	DeWitt	Jim Wells	Polk
Atascosa	Denton	Johnson	Rains
Austin	Duval	Karnes	Refugio
Bandera	Ellis	Kaufman	Rockwall
Bastrop	Falls	Kendall	San Jacinto
Bee	Fannin	Kenedy	San Patricio
Bell	Fayette	Kleberg	Somervell
Bexar	Ft Bend	LaSalle	Tarrant
Blanco	Galveston	Lampasas	Travis
Bosque	Goliad	Lavaca	Trinity
Brazoria	Gonzales	Lee	Van Zandt
Brazos	Grayson	Leon	Victoria
Brooks	Grimes	Liberty	Walker
Burleson	Guadalupe	Limestone	Waller
Burnet	Harris	Live Oak	Washington
Caldwell	Hays	Llano	Webb
Calhoun	Henderson	Madison	Wharton
Cameron	Hildago	McLennan	Willacy
Chambers	Hill	McMullen	Williamson
Collin	Hood	Medina	Wilson
Colorado	Hopkins	Milam	Wise
Comal	Houston	Montague
Cooke	Hunt	Montgomery
Coryell	Jackson	Nueces
Dallas	Jim Hogg	Parker
Delta

Utah

Davis	Salt Lake	Washington
Iron	Utah	Weber

ATTACHMENT TWO – Page 11

Virginia

Albemarle	Dinwiddie	Lexington City	Radford
Alleghany	Essex	Loudoun	Richmond
Amelia	Fauquier	Louisa	Richmond City
Amherst	Floyd	Lunenburg	Roanoke
Appomattox	Fluvanna	Lynchburg	Rockbridge
Augusta	Franklin	Madison	Rockingham
Bedford	Franklin City	Martinsville City	Russell
Bedford City	Fredericksburg City	Mathews	Salem
Bland	Galax City	Mecklenburg	Scott
Botetourt	Giles	Middlesex	Shenandoah
Bristol City	Gloucester	Montgomery	Smyth
Brunswick	Goochland	Nelson	Southampton
Buchanan	Grayson	New Kent	Spotsylvania
Buckingham	Greene	Newport News City	Stafford
Buena Vista City	Greensville	Norfolk	Staunton City
Campbell	Halifax	Northampton	Suffolk City
Caroline	Hampton City	Northumberland	Surry
Carroll	Hanover	Nottoway	Sussex
Charles City	Harrisonburg	Orange	Tazewell
Charlotte	Henrico	Page	Virginia Beach City
Charlottesville	Henry	Patrick	Washington
Chesapeake City	Highland	Petersburg City	Waynesboro City
Chesterfield	Hopewell City	Pittsylvania	Westmoreland
Colonial Heights	Isle Of Wight	Poquoson City	Williamsburg City
Covington	James City	Portsmouth City	Wise
Craig	King And Queen	Powhatan	Wythe
Culpeper	King George	Prince Edward	York
Cumberland	King William	Prince George
Danville	Lancaster	Prince William
Dickenson	Lee	Pulaski

Washington

Benton	Ferry	Grant	Walla Walla
Douglas	Franklin	Okanogan

West Virginia

Barbour	Jackson	Monroe	Summers
Boone	Kanawha	Nicholas	Taylor
Brooke	Lewis	Ohio	Tucker
Cabell	Lincoln	Pendleton	Tyler
Calhoun	Logan	Pleasants	Upshaw
Clay	Marion	Pocahontas	Upshur
Doddridge	Marshall	Preston	Webster
Fayette	Mason	Putnam	Wetzel
Gilmer	McDowell	Raleigh	Wirt
Grant	Mercer	Randolph	Wood
Greenbrier	Mingo	Ritchie	Wyoming
Harrison	Monongalia	Roane

ATTACHMENT TWO – Page 12

Wisconsin

Brown	Milwaukee	Shawano
Calumet	Oconto	Washington
Kenosha	Outagamie	Waukesha
Kewaunee	Ozaukee	Winnebago
Manitowoc	Racine

Wyoming

Converse	Natrona	Niobrara	Platte
Fremont

ATTACHMENT TWO – Page 13